WILLIAM PENN BANK, FSB

As Amended and Restated

RESTATED DEFERRED COMPENSATION PLAN

WHEREAS, William Penn Bank, FSB (the “Bank”) through its Board of Directors (the “Board”) adopted a Deferred Compensation Plan (the “Plan”) on May 15, 1996 which plan has remained in effect since that date of approval; and

WHEREAS, the Board has determined that in order to make the Plan more beneficial to the employees who are offered participation in the Plan, certain changes are needed to the Plan and a restatement thereof is proper at this time.

WHEREAS, certain revisions to the Plan are necessary in order to conform such Plan to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and related regulations and notices promulgated thereunder, with such revisions to be effective as of January 1, 2009.

NOW THEREFORE, the Bank, acting through its Board, hereby adopts this Restated Deferred Compensation Plan (the “Restated Plan”), on December 3, 2008 to be effective as of the 1st day of January 2009, for certain officers (the “Participants”) to be designated from time to time by the Board in accordance with the following provisions:

Section I. Eligibility. Subject to the conditions stated in Section II, any officer of the Bank may be designated to participate in the Plan.

Section II. Deferred Compensation Agreement

(a)       An officer designated by the Board to participate in the Plan must consent thereto by executing a Deferred Compensation Agreement (the “Agreement”) with the Bank prior to the effective date of participation.

(b)       Under the Agreement, a Participant shall agree that a portion of his or her compensation in an amount determined from time to time by the Board shall be deferred. The deferred compensation shall be credited to the Participant’s deferred compensation account (the “Account’) on the books of the Bank on the last day of June and December of each year commencing June 30, 1996.

(c)       The Account of a Participant shall consist of book entries only, and shall not constitute a separate fund held in trust for, or as security for, the Bank ’s obligation to pay the amount of the Account to the Participant.

Section III.	Plan Investments.

(a)       The Bank may keep in cash or invest amounts equal to the total credit in the Account of a Participant in deposit accounts or certificates established by the Bank, or in bonds, common and preferred stocks, common trust funds, mutual and money market funds or in annuity contracts issued by an insurance company on the life of the Participant. However, the Bank is under no duty to fund any of its obligations under the Restated Plan.

(b)       Each Participant’s Account will be credited with the amount of any earnings, dividends and other proceeds received from the amounts of a Participant’s credits on the books of the Bank that have been invested as provided in Section III(a); provided, however, that all such investments and the earnings thereon shall remain as general assets of the Bank subject to all claims of its creditors, and shall not be a trust fund or collateral security for the Bank ’s obligation to pay the Participant the amount of his or her Account.

Section IV.	Benefit Payments.

The Bank agrees to pay the amount of the Participant’s Account to the Participant or the Participant’s designated beneficiary only upon the occurrence of the earliest of the following:

(a)       If the Participant’s employment hereunder is terminated on or after the Participant shall have reached the age of 65, the Bank shall pay to Participant in 120 monthly installments an amount equal to the fair market value of the assets in the Account as of such date. Notwithstanding the foregoing, the total amount payable to the Participant shall be appropriately increased or decreased as the case may be, but not more than semi-annually, to reflect the appreciation or depreciation in value and the net income or loss on the funds which remain invested in the Account. If the Participant should die on or after his or her 65th birthday and before the 120 monthly payments are made, the unpaid balance will continue to be paid in installments for the unexpired portion of such 120 month period to his or her designated beneficiary in the same manner as set forth above.

(b)       If the Participant’s employment hereunder is terminated for any reason other than death and Disability, but before the Participant shall have reached the age of 65, then the amount in the Account shall continue to be invested or held in cash as the Board in its discretion may determine and no payments shall be made until the Participant shall have reached the age of 65, at which time payments shall be made in the same manner and to the same extent as set forth in Section IV(a) above. Notwithstanding the foregoing, if before reaching age 65 the Participant should die, or if before reaching age 65 the Participant should become disabled, then payments shall be made in the same manner and to the same extent as set forth in Section IV(c) below.

“Disability” means (A) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (B) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank. As a condition to any benefits, the Bank may require the Participant to submit to such physical or mental evaluations and tests as the Board of Directors deems appropriate.

(c)       If the Participant’s employment is terminated because of Disability or death before he or she has reached the age of 65, and while he or she is in the employ of the Bank, then the Bank shall make 120 monthly payments to the Participant (in the event of Disability) or the Participant’s designated beneficiary (in the event of death) in the same manner and to the same extent as provided in Section IV(a) above.

(d)       If both the Participant and his or her designated beneficiary should die before a total of 120 monthly payments are made by the Bank, then the remaining value of the Account shall be determined as of the date of the death of the designated beneficiary and shall be paid within 60 days in one lump sum to the estate of such designated beneficiary.

(e)       The beneficiary referred to in this paragraph may be designated or changed by the Participant (without the consent of any prior beneficiary) on a form provided by the Bank and delivered to the Bank before Participant’s death. If no such beneficiary shall have been designated, or if no designated beneficiary shall survive the Participant, a lump sum payment shall be payable to the Participant’s estate within 60 days of the appointment of a personal representative for the estate.

(f)        The installment payments to be made to the Participant under Sections IV(a) and IV(c) above shall commence on the first day of the month next following the date of the termination of the Participant’s employment, and the installment payments to be made to the participant under Section IV(b) above shall commence on the first day of the month next following the date on which the Participant shall have reached the age of 65. The installment payments to be made to the designated beneficiary under the provisions of this Section IV shall commence within 60 days from the date of death of the Participant.

(g)       No 280G Payments. Notwithstanding the forgoing, all sums payable hereunder shall be reduced in such manner and to such extent so that no such payments made hereunder when aggregated with all other payments to be made to the Participant by the Bank or William Penn Bancorp, Inc. (“Parent”) shall be deemed an “excess parachute payment” in accordance with Code 280G and regulations promulgated thereunder and subject the Participant to the excise tax provided at Section 4999(a) of the Code.

Section V. Change in Control.

5.1       Change of Control Benefit. Upon Termination of Employment following a Change of Control, the Bank shall pay to the Participant the benefit described in this Section 5.1 in lieu of any other benefit under this Plan.

5.1.1    Amount of Benefit. The benefit under this Section 5.1 shall be the Participant’s Account balance at such Change of Control.

5.1.2    Payment of Benefit. The Bank shall pay the benefits to the Participant in a lump sum within sixty (60) days following such Change of Control.

"Change in Control" shall mean: (i) a change in ownership of the Bank or the Parent under paragraph (a) below, or (ii) a change in effective control of the Bank or the Parent under paragraph (b) below, or (iii) a change in the ownership of a substantial portion of the assets of the Bank or the Parent under paragraph (c) below:

(a) CHANGE IN THE OWNERSHIP OF THE BANK OR THE PARENT. A change in the ownership of the Bank or the Parent shall occur on the date that any one person, or more than one person acting as a group (as defined in paragraph (b)), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation. However, if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of a corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation (or to cause a change in the effective control of the corporation (within the meaning of paragraph (b) below). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section. This paragraph (a) applies only when there is a transfer of stock of a corporation (or issuance of stock of a corporation) and stock in such corporation remains outstanding after the transaction.

(b) CHANGE IN THE EFFECTIVE CONTROL OF THE BANK OR THE PARENT. A change in the effective control of the Bank or the Parent shall occur on the date that either (i) any one person, or more than one person acting as a group (as determined below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 30 percent or more of the total voting power of the stock of such corporation; or (ii) a majority of members of the corporation's board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation's board of directors prior to the date of the appointment or election, provided that for purposes of this paragraph (b)(ii), the term corporation refers solely to a corporation for which no other corporation is a majority shareholder. In the absence of an event described in paragraph (i) or (ii), a change in the effective control of a corporation will not have occurred. If any one person, or more than one person acting as a group, is considered to effectively control a corporation (within the meaning of this paragraph (b)), the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation (or to cause a change in the ownership of the corporation within the meaning of paragraph (a)). Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

(c) CHANGE IN THE OWNERSHIP OF A SUBSTANTIAL PORTION OF THE BANK 'S OR THE PARENT’S ASSETS. A change in the ownership of a substantial portion of The Bank 's or the Parent’s assets shall occur on the date that any one person, or more than one person acting as a group (as determined below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Change in Control event under this paragraph (c) when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer.

(d) Each of the sub-paragraphs (a) through (c) above shall be construed and interpreted consistent with the requirements of Section 409A of the Code and any Treasury regulations or other guidance issued thereunder. However, a change in control shall not be deemed to have occurred as a result of a holding company reorganization of the Bank and simultaneous acquisition of more than 50% of the Bank's stock (following The Bank's conversion to stock form) by a parent savings and loan holding company or bank holding company.

Section VI. Nonpayment of Compensation. Notwithstanding anything herein contained to the contrary, no payment of any then unpaid installments of deferred compensation shall be made and all rights under the Agreement of the Participant, his or her designated beneficiary, executors or administrators, or any other person, to receive payments thereof shall be forfeited if either or both of the following events shall occur:

(a)       The Participant shall be engaged in any activity or conduct which in the opinion of the board is inimical to the best interests of the Bank.

(b)       After the Participant ceases to be employed by the Bank, he or she shall fail or refuse to provide advice and counsel to the Bank when reasonably requested to do so, but in no event more frequently than one day per calendar month.

Section VII. Governing Law. To the extent not preempted by applicable Federal law, this Plan shall be subject to the laws of the Commonwealth of Pennsylvania.

Section VIII. Amendment. The Bank shall have the right to amend or terminate this Plan at any time; however, no such action shall adversely affect any benefits or rights accrued by a participant prior to the date of amendment or termination.

Upon a termination of the Plan, the Participant may receive a lump sum payment immediately paid to the Participant (without regard to any actual Termination of Employment) or designated beneficiary, provided, however, any such distributions to be made in accordance with this Section VIII shall comply with the requirements and limitation under Section 409A of the Code, including that such lump-sum distribution shall only be made: (1) within thirty (30) days before, or twelve (12) months after a change in the ownership or effective control of the Bank or the Parent, or change in the ownership of a substantial portion of the assets of the Bank or the Parent as described in Section 409A(2)(A)(v) of the Code, provided that all distributions are made no later than twelve (12) months following such termination of the Plan and further provided that all of the Bank’s arrangements which are substantially similar to the Plan are terminated so the Participant and all participants under similar arrangements shall receive all amounts of deferred compensation under such terminated agreements within twelve (12) months of the termination of the arrangements; (2) Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or (3) Upon the Bank ’s termination of this and all other account balance plans (as referenced in Section 409A of the Code or the regulations thereunder), provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and the Bank does not adopt any new account balance plans for a minimum of three (3) years following the date of such termination.

Section IX. Nonassignability. The right of the Participant or any other person to payments under the Plan shall not be assigned, transferred, pledged or encumbered except by will or the laws of intestacy.

Section X. Section 409A Compliance.

(a)       Notwithstanding anything herein to the contrary, the Board shall make reasonable efforts to administer the Plan and make benefit payments hereunder in a manner that is not deemed to be contrary to the requirements set forth at Section 409A of the Code and regulations and notices promulgated thereunder such that any payments made would result in the requirement for the recipient of such payments to pay additional interest and taxes to be imposed in accordance with Section 409A(a)(1)(B) of the Code; provided, however, neither the Bank, nor the Board shall have any responsibility to a Participant or Beneficiary with respect to any tax liabilities that may be applicable to any payments made by the Plan.

(b)       If any provision of the Plan shall be determined to be inconsistent with the requirements of Section 409A of the Code, then, the Plan shall be construed, to the maximum extent possible, to give effect to such provision in a manner consistent with Section 409A of the Code, and if such construction is not possible, as if such provision had never been included.

(c)       Delay of Payment Commencement to Specified Employees. Notwithstanding any provision in the Plan to the contrary, if a Participant is a Specified Employee, such Participant's benefit payments shall become first payable to him or her as of the first day of the seventh month next following his or her Termination of Employment, if and only if such payments, if made earlier, would result in the recipient of such payments to pay additional interest and taxes to be imposed in accordance with Section 409A(a)(1)(B) of the Code; provide that such payment delay shall not be required in the event of the death of a Participant. "Specified Employee" shall mean a key employee who, at any time during the plan year, is (i) an officer of the Bank having an annual compensation greater than $150,000 (as indexed), (ii) a 5-percent owner of the Parent, or (iii) a 1-percent owner of the Parent having an annual compensation from the Bank greater than $150,000; provided, however, that this subparagraph shall only be effective if the stock of the Parent or a parent corporation is publicly traded as set forth at Section 409A(a)(2)(B)(i).

(d)       Request to Delay Payment by Participant. Any request by a Participant to delay the commencement date of the Participant’s Account, as may be permitted in accordance with the Plan, shall be detailed in writing and approved by the Board not less than one year prior to age 65 and such payment commencement date shall not be earlier than five years from the age 65 absent such subsequent written request.

(e)       Termination of Employment means that the Participant ceases service with the Bank for any reason whatsoever other than by reason of death, Disability, or a leave of absence, which is approved by the Bank. "Termination of Service" shall have the same meaning as "separation from service", as that phrase is defined in Section 409A of the Code (taking into account all rules and presumptions provided for in the Section 409A regulations).

(f)        De Minimus Lump Sum Payment.    Notwithstanding the foregoing, the Bank may, in its sole discretion, commence pay-out of a Participant’s Account at any time, provided that such pay-out amount shall be in an amount equal to not less than the lump sum value of such Account determined on the date of such pay-out; provided that such pay-out (1) accompanies the termination of the Participant’s entire interest under the Plan and all similar arrangements that constitute an account balance plan under Regulations at Section 1.409A-1(c) applicable to Section 409A of the Code; and (2) the payment is not greater than the applicable dollar amount under Code Section 402(g)(1)(B).

IN WITNESS WHEREOF, William Penn Bank, FSB has caused the Plan to be executed by its duly authorized officer.

William Penn Bank, FSB

December 3, 2008	By:	/s/ Charles Corcoran
Date
	Title:	President

December 3, 2008	/s/ Terry L. Sager
Date	Witness